Exhibit 10.1
Employment Term Sheet
for
Richard J. DeVries

Positions:	President, CEO and Director of Monarch Community Bancorp, Inc. (“Bancorp”) President, CEO and Director of Monarch Community Bank (“Bank”)

Duties:	Perform services and duties of the President and CEO of Bancorp and the Bank and perform such other reasonable services and duties of an executive, professional or administrative nature as may from time to time be assigned by the Boards of Directors of Bancorp or the Bank

Base Salary:	$220,000 annually

Board Retainer and Meeting Fees	$7,200 annually for Bancorp and Bank $300 per meeting

Term:	1 year

Signing Bonus:	$25,000 of Bancorp restricted stock. Such restricted stock will be forfeited if the Interagency Notices of Change in Director or Senior Executive Officer filed by Bancorp and the Bank are not approved by the Federal Deposit Insurance Corporation, the Federal Reserve Bank of Chicago, and the Michigan Office of Financial and Insurance Regulation

Expenses:	Reimbursement of all reasonable expenses incurred in performing services

Other Fringe Benefits:	Entitled to receive benefits under any fringe benefit policy available to and on the same terms as other employees

Paid Leave Time:	Entitled to 20 days of paid annual leave time and legal holidays

Conferences and Continuing Education:	Reimbursement of reasonable expenses to attend appropriate banking conventions and professional development meetings

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